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                                                                    EXHIBIT 1(a)
                          CLASS C PREFERRED SECURITIES
                          ----------------------------
                             SUBSCRIPTION AGREEMENT
                             ----------------------

         THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into as of August ___, 2001, among HUNTINGTON PREFERRED CAPITAL, INC., an Ohio corporation (the "Issuer"), HUNTINGTON PREFERRED CAPITAL HOLDINGS, INC., an Indiana corporation ("HOLDINGS") and THE HUNTINGTON NATIONAL BANK ("HNB").

                                    RECITALS
                                    --------

         A. Holdings desires to purchase from the Issuer, and the Issuer desires to sell to Holdings, 2,000,000 of the Issuer's Class C preferred shares, $25.00 par value per share (the "Class C preferred securities"), for the sum of $50,000,000.00 or its equivalent in tangible and intangible assets.

         B. The Class C preferred securities have been registered with the Securities and Exchange Commission (the "SEC") pursuant to a registration statement on Form S-11, dated May 16, 2001, as amended from time to time (the "Registration Statement").

         C. The Class C preferred securities will be convertible in certain circumstances at the direction of the Office of the Comptroller of the Currency (the "OCC") into a like number of HNB Class C Preferred Shares, $25.00 par value per share (the "Class C conversion shares"). The Class C conversion shares into which the Class C preferred securities would be converted if the circumstances arise will be registered with the OCC under its national bank securities regulations at the same time as the Class C preferred securities are registered with the SEC.

         D. The rights, preferences, and other terms of the Class C conversion shares are substantially the same as the rights, preferences, and other terms of the Class C preferred securities, except that the Class C conversion shares would not be listed on any national securities exchange or national quotation system, would not have any voting rights, and would not have any right to elect additional independent directors if dividends are missed.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Subscription to Securities. Upon effectiveness of the Registration Statement, Holdings hereby subscribes to the Class C preferred securities and agrees to pay therefor the sum of $50,000,000.00 or its equivalent in tangible or intangible assets.

         2. Representations and Warranties of Holdings. Holdings hereby warrants and represents to and agrees with Issuer and HNB that:

                  a. Holdings has received and reviewed a copy of the prospectus filed as part of the Registration Statement.



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                  b. Holdings has received and reviewed copies of the express terms of the Class C preferred securities and of the Class C conversion shares.

         3. Conversion of the Securities. If at any time after the issuance of the Class C preferred securities, the OCC directs HNB in writing to cause the Class C preferred securities to be converted into the Class C conversion shares, because (i) HNB is undercapitalized under the prompt corrective regulations, 12 C.F.R. 6.4(b), (ii) HNB is placed into conservatorship or receivership, or (iii) the OCC, in its sole discretion, anticipates HNB becoming undercapitalized in the near term, then

                  (a) Holdings or any subsequent holder or holders of the Class C preferred securities shall immediately, in accordance with procedures set forth in the prospectus pursuant to which the Class C preferred securities were sold, exchange such securities for Class C conversion shares, on a one share for one share basis, by delivering any and all certificates representing any of the Class C preferred securities to HNB, properly endorsed for transfer,

                  (b) HNB shall immediately and unconditionally issue the required Class C conversion shares to Holdings or to any subsequent holder or holders of the Class C preferred securities, and

                  (c) any and all accrued but unpaid dividends on the Class C preferred securities through the date of the conversion shall be deemed to be accrued and unpaid dividends on the related Class C conversion shares.

         4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                           HUNTINGTON PREFERRED CAPITAL, INC.

                                           By:_______________________________
                                           Print Name:_______________________
                                           Title:____________________________

                                           HUNTINGTON PREFERRED CAPITAL
                                              HOLDINGS, INC.

                                           By:_______________________________
                                           Print Name:_______________________
                                           Title:____________________________


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                                           THE HUNTINGTON NATIONAL BANK


                                           By:__________________________________
                                           Print Name:__________________________
                                           Title:_______________________________


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